Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, is entered into as of the 26th day of February, 2008, by and between Textron Inc.  (the "Company"), a Delaware corporation having its principal office at 40 Westminster Street, Providence, Rhode Island 02903 and Theodore R. French (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive and the Executive is willing to be employed by the Company; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the adequacy and receipt of which is acknowledged, the parties hereto agree as follows:

1. Term of Employment

The Company hereby agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the "Employment Term") commencing on December 21, 2000 (the "Effective Date") and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on the third anniversary of the Effective Date, provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 5 hereof, for successive additional one (1) year periods (the "Additional Terms"), unless, at least ninety (90) days prior to the end of the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

2. Position and Responsibilities

During the Employment Term, the Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company or in such higher capacity as agreed by the Company and the Executive, and shall be a member of the Management Committee and the Executive Leadership Team or any successor body thereto ("ELT").  The Executive shall report exclusively to the Chief Executive Officer and the Board of Directors of the Company (the "Board").  The Executive shall, to the extent appointed or elected, serve on the Board as a director and as a member of any committee of the Board, in each case, without additional compensation.  The Executive shall, to the extent appointed or elected, serve as a director or as a member of any committee of the board (or the equivalent bodies in a non-corporate subsidiary or affiliate) of any of the Company's subsidiaries or affiliates and as an officer or employee (in a 2 capacity commensurate with his position with the Company) of any such subsidiaries or affiliates, in all cases, without additional compensation or benefits, and any compensation paid to the Executive, or benefits provided to the Executive, in such capacities shall be a credit with regard to the amounts due hereunder from the Company.  The Executive shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, subject to the By-laws and organizational structure of the Company.  The Executive shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder, provided the foregoing will not prevent the Executive from participating in charitable, community or industry affairs, from managing his and his family's personal passive investments, and (with the consent of the Chief Executive Officer or the Organization and Compensation Committee (or its successor) of the Board (the "O&C Committee"), which consent will not be unreasonably withheld, conditioned or delayed) serving on the board of directors of other companies, provided that these activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof.

The Executive may retain any compensation or benefits received as a result of consented to service as a director of entities not related to the Company.

The Executive may perform his duties hereunder, when practical, at his office in Illinois or at such other location where Executive may reside in the future, provided the performance of his duties at a location other than the Company's headquarters does not materially interfere with Executive's performance of duties hereunder, as determined in good faith by the Chief Executive Officer.

3. Compensation and Benefits

During the Employment Term, the Company shall pay and provide the Executive the following:

3.1 Base Salary.  The Company shall pay the Executive an initial base salary (the "Base Salary") at a rate of $550,000.  Base Salary shall be paid to the Executive in accordance with the Company's normal payroll practices for executives.  Base Salary shall be reviewed at least annually by the O&C Committee (or as otherwise designated by the Board) to ascertain whether, in the judgment of the reviewing committee, such Base Salary should be increased.  If so increased, Base Salary shall not be thereafter decreased and shall thereafter, as increased, be the Base Salary hereunder.

3.2 Annual Bonus.  The Company shall provide the Executive with the opportunity to earn an annual cash bonus under the Company's current annual incentive compensation plan for executives or a replacement plan therefore at a level commensurate with his position, provided, however, that the minimum annual target award payable upon the achievement of reasonably attainable objective performance goals shall be at least sixty percent (60%) of Base Salary, with a maximum payment of two hundred percent (200%) of Executive's target.  Executive shall receive a guaranteed minimum 2001 annual bonus of $330,000, payable in 2002 in accordance with the provisions of the Company's annual incentive compensation plan.  For (a) 2001 and (b) each year thereafter, if members of the Management Committee are eligible therefore, the Executive will have the opportunity to earn an additional cash bonus under the Textron Quality Management ("TQM") bonus program of up to fifty percent (50%) of his annual target incentive.

3.3 Hiring Bonus.  The Company shall pay the Executive a hiring bonus of $100,000 within five (5) days after the Effective Date.

3.4 Long-Term Incentives.  The Company shall provide the Executive the opportunity to earn long-term incentive awards under the current equity and cash based plans and programs or replacements therefore including the following awards:

(a)
Options.  On the Effective Date the Company shall grant the Executive stock options under the Textron Long-Term Incentive Plan (the "Long-Term Incentive Plan") to purchase seventy thousand (70,000) shares of the Company's common stock at an exercise price equal to fair market value at the time of grant (the "Stock Options").  Fifty percent (50%) of the Stock Options shall vest on the one year anniversary of the Effective Date and the remainder shall vest on the second anniversary of the Effective Date, provided in each case the Executive is then employed by the Company.  The Stock Options shall terminate on the tenth anniversary of the date of grant.  The Stock Options will be granted pursuant to Non-Qualified Stock Option Award Agreements or Incentive Stock Option Award Agreements, as applicable and in each case shall be in all respects subject to the provisions of such agreements and the Company's Long-Term Incentive Plan except as otherwise expressly provided for herein.

(b)
Performance Share Units.  The Company shall grant the Executive performance share units ("PSUs") under the Company's Long-Term Incentive Plan as follows: six thousand (6,000) PSUs for a one (1) year award period ending December, 2001; seven thousand (7,000) PSUs for a two (2) year award period ending December, 2002; and fifteen thousand (15,000) PSUs for a three (3) year award period ending December, 2003.  Commencing with award periods ending in 2002, Executive shall also have the opportunity to earn up to an additional one hundred percent (100%) of the value of the PSUs upon achieving outstanding performance under a special long-term incentive program (the "Special PSU Program").

(c)
Restricted Stock.  On the Effective Date the Company shall grant the Executive one hundred thousand (100,000) shares of the Company's common stock (which shall be dividend bearing), subject to the following vesting schedule: twenty thousand (20,000) shares shall vest annually commencing January 1, 2002 and each anniversary thereafter provided Executive is then employed by the Company (the "Restricted Stock").

3.5 Employee Benefits.  (a) The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, as well as equity plans, generally provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time.  Such plans and programs currently include the Key Executive Benefits Program (including the Deferred Income Plan, the Spillover Pension Plan, the Spillover Savings Plan, the Survivor Benefit Plan, an executive automobile, club membership and financial planning and tax preparation), the Company's savings and pension plan and medical and life insurance.

(b)           The Executive shall also participate in the Supplemental Retirement Plan for Textron, Inc.  Key Executives (the "SERP").  Under the SERP as in effect on the Effective Date, the Executive shall be entitled to receive a single life annuity upon his retirement from the Company at or after his reaching age sixty-five (65) equal to fifty percent (50%) of his highest consecutive five (5) year average compensation.  A reduced benefit is available if the Executive retires from the Company at or after age sixty (60) and prior to age 65.  The cash value of the PSUs actually paid under the Long-Term Incentive Plan (but not under the Special PSU Program) shall be treated as compensation in the year paid for purposes of calculating the Executive's SERP benefit.  The SERP benefit shall be reduced by any amounts payable to Executive under any other Company or prior employer defined benefit pension arrangement.

3.6 Vacation.  The Executive shall be entitled to paid vacation in accordance with the standard written policies of the Company with regard to vacations of executives, but in no event less than four (4) weeks per calendar year.

3.7 Perquisites.  To the extent legally permissible, the Company shall not treat perquisites provided to the Executive as income to the Executive.  The Executive shall also be entitled to the following special perquisites (the "Special Perquisites"):

(a)
Use of Company Aircraft.  The Company shall make good faith efforts to provide the Executive upon his reasonable request with use of a Company aircraft for the following travel: (i) commuting to and from the Executive's primary residence and the Company's headquarters or other facilities, (ii) business travel to perform the Executive's duties hereunder and (iii) personal travel with the Executive's immediate family, provided, however, that, the Executive must accompany his family unless the Executive's absence is otherwise approved by the Chief Executive Officer.  If the Company aircraft is unavailable, the Company shall pay the cost of first-class commercial airline tickets for the Executive.  To the extent any expenses under (i) above result in imputed income to the Executive, the Company shall fully gross-up reimbursement to the Executive such that the Executive has no after tax cost for such aircraft travel.  All other personal travel will be charged to the Executive as imputed income in accordance with the Company's standard operating procedures.  Personal travel not described in clause (i) or clause (iii) of this Section 3.7(a) (for example, travel for non-business reasons by persons other than the Executive and his immediate family) shall be in accordance with the Company’s policy for use of Company aircraft.  The parties recognize that in light of the Executive's position the use of the Company aircraft for personal and family travel is desirable for security reasons.

(b)
Living Expenses.  The Company shall pay the Executive's living expenses in Providence, Rhode Island, through December 31, 2001.  The expenses must be approved by the Chief Executive Officer (which approval shall not be unreasonably withheld) and are limited to reasonable costs commensurate with those expenses customarily associated with a member of the ELT.  To the extent the Company's payment of such living expenses result in imputed income to the Executive, the Company shall fully gross-up the Executive such that the Executive has no after tax cost.

(c)
Relocation.  The Company shall pay the Executive's one (1) time relocation costs, provided that the Company and Executive mutually agree, in good faith, that such relocation will allow the Executive to more efficiently and effectively perform his duties hereunder.  The payment of such relocation expenses shall be made in accordance with the Company's relocation policy for comparable executive level expenditures and shall include a home purchase program and full gross-up for all taxes related to the relocation expenses regardless of whether any such expenses qualify for tax deductibility.

3.8 Right to Change Plans.  The Company shall not be obligated by reason of this Section 3 to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive employees generally, provided, however, the right to change such plans, programs or perquisites shall not in any way limit Executive's right to claim a Good Reason termination pursuant to Section 5(f)(v) as a result of any such change.  Notwithstanding the foregoing, the Company shall not terminate, decrease or alter the Special Perquisites provided in Section 3.7(a) through (c) without Executive's prior written consent.

4. Expenses

Upon submission of appropriate documentation, in accordance with its policies in effect from time to time, the Company shall pay for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs during the Employment Term in performing his duties under this Agreement including travel, entertainment, and professional dues and subscriptions.  To the extent that any reimbursement under this paragraph would be includable in the Executive’s gross income for federal income tax purposes, the Executive shall submit the necessary documentation and shall receive the reimbursement no later than March 15 of the year following the year in which the expense is incurred.

5. Termination of Employment

The Executive's employment with the Company (including but not limited to any subsidiary or affiliate or the Company) and the Employment Term shall terminate upon the occurrence of the first of the following events:

(a)	Automatically on the date of the Executive's death.

(b)
Except as provided in the following sentence, upon thirty (30) days written notice by the Company to the Executive of a termination due to Disability, provided such notice is delivered during the period of Disability.  If the Executive’s Disability results in a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, because there is no reasonable expectation that the Executive will return to perform services for the Company, or because the permitted time period under Section 409A for a bona fide leave of absence expires), and if the Employment Term has not terminated pursuant to the preceding sentence on or before the date of the Executive’s separation from service, the Employment Term shall terminate automatically when the separation from service occurs, without any requirement for written notice by the Company.  The term "Disability" shall mean, for purposes of this Agreement, the inability of the Executive, due to any medically determinable physical or mental impairment, to engage in the performance of his material duties of employment with the Company as contemplated by Section 2 herein for a period of more than one hundred eighty (180) consecutive days or for a period that is reasonably expected to exist for a period of more than one hundred eighty (180) consecutive days, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same.  The existence or non-existence of a Disability shall be determined by a physician agreed upon in good faith by the Executive (or his representatives) and the Company.  It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) consecutive days or less shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default; and, as long as the Executive’s employment has not been terminated pursuant to this paragraph, the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

(c)	Immediately upon written notice by the Company to the Executive of a termination due to his retirement at or after the Executive's attainment of age sixty-five (65).

(d)
Immediately upon written notice by the Company to the Executive of a termination for Cause, provided such notice is given within ninety (90) days after the discovery by the Board or the Chief Executive Officer of the Cause event and has been approved by the O&C Committee at a meeting at which the Executive and his counsel had the right to appear and address such meeting after receiving at least ten (10) business days written notice of the meeting and reasonable detail of the facts and circumstances claimed to provide a basis for such termination.  The term "Cause" shall mean, for purposes of this Agreement: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the Executive which in any case is intended to result in his or another person or entity's substantial personal enrichment at the expense of the Company; (ii) any willful misconduct by the Executive with regard to the Company, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iii) any material, willful and knowing violation by the Executive of (x) the Company's Business Conduct Guidelines, or (y) any of his fiduciary duties to the Company which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iv) the willful or reckless behavior of the Executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on the Company; (v) the Executive's willful failure to attempt to perform his duties under Section 2 hereof or his willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the Executive of a written notice from the Company specifying the details thereof; (vi) the Executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the Executive did not have actual knowledge of the actions or inactions creating the violation of the law or the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)); or (vii) any other material breach by the Executive of this Agreement that is not cured by the Executive within twenty (20) days after receipt by the Executive of a written notice from the Company of such breach specifying the details thereof.  No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company.  Reference in this paragraph (d) to the Company shall also include direct and indirect subsidiaries of the Company, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, the Company taken as a whole, provided that after a Change in Control, the size of the Company taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

(e)
Upon written notice by the Company to the Executive of an involuntary termination without Cause.  A notice by the Company of non-renewal of the Employment Term pursuant to Section 1 above shall be deemed an involuntary termination of the Executive by the Company without Cause as of the end of the Employment Term, but the Executive may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Cause as of his termination date.

(f)
Upon twenty (20) days written notice by the Executive to the Company of a termination for Good Reason (which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) unless the Good Reason event is cured within such twenty (20) day period.  The term "Good Reason" shall mean, for purposes of this Agreement, without the Executive's express written consent, the occurrence of any one or more of the following: (i) the assignment to the Executive (other than temporarily while Disabled or otherwise incapacitated) of duties materially inconsistent with the Executive's then position, authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements); (ii) any material reduction in the Executive's then title, position, reporting lines or a material reduction (other than temporarily while Disabled or otherwise incapacitated) in his then status, authority, duties or responsibilities (it being acknowledged by the parties that a material reduction will occur in the event of a transaction in which the Company is acquired directly or indirectly by another entity in such manner that the Company is no longer a "reporting company" under the Securities Exchange Act of 1934 based on its common stock being publicly traded, unless Executive becomes Chief Financial Officer of the ultimate parent entity) or, if then a director of the Company, failure to be nominated or reelected as a director of the Company or removal as such, provided, however, that it is not intended hereby that any incidental reallocation or reassignment of personnel or minor changes in the areas reporting to the Executive (so long as such changes are not core functions of Executive's responsibilities) shall constitute Good Reason for the Executive's resignation unless the cumulative result of such actions is to so modify the Executive's role so as to make it materially different from such role immediately prior to such actions; (iii) relocation (A) of the Executive from the principal office of the Company (excluding reasonable travel on the Company's business to an extent substantially consistent with the Executive's business obligations) or (B) of the principal office of the Company to a location which is at least fifty (50) miles from the Company's current headquarters, provided, however, in the case of clause (B), if the Executive at the time of such relocation is not located at the principal office of the Company, such relocation provision shall apply based on his then location but shall not cover a relocation to the principal office prior to a Change in Control; (iv) a reduction by the Company in the Executive's Base Salary; (v) a reduction in the Executive's aggregate level of participation in any of the Company's short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participated as of the Effective Date, or, after a Change in Control, participated immediately prior to the Change in Control that in either case has a disproportionate adverse aggregate impact on the Executive as compared to other similarly situated executives; (vi) Executive's voluntary termination of employment for any reason during the thirty (30) day period following the one (1) year anniversary of a Change in Control; (vii) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement; or (viii) any other material breach by the Company of this Agreement.

(g)
Upon written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than the effective date specified in the Executive’s notice).  A notice by the Executive of non-renewal of the Employment Term pursuant to Section 1 above shall be deemed a voluntary termination by the Executive without Good Reason as of the end of the Employment Term.

To the extent that any payment would be made or any benefit would be provided under this Agreement as a result of the Executive’s termination of employment under paragraph (b), (c), (d), (e), (f), or (g) of this Section 5, the payment or benefit shall be provided only if the Executive has also incurred a “separation from service” within the meaning of Section 409A of the Code; and any timing requirements associated with the payment or benefit (such as, for example, a requirement that a payment be delayed for six months following the Executive’s termination) shall be applied in relation to the date on which the “separation from service” occurs for purposes of Section 409A.  The preceding sentence shall apply solely to determine the timing of payments under the Agreement in compliance with Section 409A.  The Agreement is not intended, and shall not be construed, to require that the Executive incur a “separation from service” within the meaning of Section 409A before the Executive or the Company shall have grounds to terminate the Executive’s employment under paragraph (b), (c), (d), (e), (f), or (g) of this Section 5.

6. Consequences of a Termination of Employment

6.1 Termination Due to Death or Retirement.  If the Employment Term ends on account of the Executive's termination due to death pursuant to Section 5(a) above or retirement pursuant to Section 5(c) above, the Executive (or the Executive's surviving spouse, or other beneficiary as so designated by the Executive during his lifetime, or to the Executive's estate, as appropriate) shall be entitled, in lieu of any other payments or benefits, to (i) payment promptly of any unpaid Base Salary, unpaid annual incentive compensation (for the preceding fiscal year) and any accrued vacation, (ii) reimbursement for any unreimbursed business expenses incurred prior to the date of termination, (iii) any amounts, benefits or fringes due under any equity, benefit or fringe plan, grant or program in accordance with the terms of said plan, grant or program but without duplication (collectively, the "Accrued Obligations") and (iv) a pro-rata portion of the annual incentive compensation for the year of Executive's termination calculated as follows: the product of the Executive's annual bonus for the calendar year of the Executive’s termination, multiplied by a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, provided, however, Executive shall only receive such pro-rata bonus if other senior executives remaining employed by the Company through the end of such year receive an annual bonus with respect to such year, and only to the extent that the applicable corporate performance goals are achieved (a "Pro Rata Bonus").  In addition, Executive shall be fully vested in the Stock Options and the Restricted Stock (the "Special Vesting") and the Company shall pay the COBRA premiums for eighteen (18) months (or if earlier, until termination of Executive's health care continuation coverage under the Company’s group health plans pursuant to sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA Coverage")).  The Accrued Obligations described in clauses (i) and (ii), above, shall be paid on the first regular payroll date after the Executive’s termination (or, if earlier, 45 days after the Executive’s termination).  The Pro Rata Bonus shall be paid in a lump sum on March 1 of the calendar year following the date of the Executive’s termination.

6.2 Termination Due to Disability.  If the Employment Term ends as a result of Disability pursuant to Section 5(b) above, the Executive shall be entitled, in lieu of any other payments or benefits, to any Accrued Obligations and the following:

(a)
The product of the Executive's prior year bonus multiplied by a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365 (provided, however, Executive shall only receive such pro-rata bonus if other senior executives remaining employed by the Company through the end of such year receive an annual bonus with respect to such year), paid in a lump sum on March 1 of the calendar year following the date of the Executive’s termination.

(b)	The Special Vesting.

(c)	COBRA Coverage (as described in Section 6.1) for Executive and his dependents.

(d)	The Executive shall be deemed to have satisfied the definition of "total disability" under the 1994 Long-Term Incentive Plan or the equivalent definition under any successor plan thereto.

6.3 Involuntary Termination by the Company Without Cause or Termination by the Executive for Good Reason.  If the Executive is involuntarily terminated by the Company without Cause in accordance with Section 5(e) above or the Executive terminates his employment for Good Reason in accordance with Section 5(f) above, the Executive shall be entitled, in lieu of any other payments or benefits, subject to Section 7(b) hereof, to any Accrued Obligations and the following:

(a)	A Pro Rata Bonus, paid in a lump sum on March 1 of the calendar year following the date of the Executive’s termination.

(b)
An amount equal to two (2) times the sum of (i) the Executive's Base Salary and (ii) the higher of (x) the Executive's target incentive compensation established for the fiscal year in which the Executive's termination occurs or (y) a multiple thereof equal to the product of such target amount and the multiple of target earned by the Executive for the prior fiscal year (whether or not deferred) (the sum of (i) and (ii) being hereinafter referred to as “Final Annual Compensation”).  An amount equal to one and one half (1½) times the Final Annual Compensation shall be paid in a lump sum on the first regular payroll date after the end of the six-month period following the Executive’s termination.  An amount equal to the remaining one half (½) times the Final Annual Compensation shall be calculated as equal monthly installments payable over a period of two (2) years; provided, however, that the monthly installments for the first six months following the Executive’s termination shall be paid in a lump sum, without interest, on the first regular payroll date after the end of the six-month period, and the remaining monthly installments shall commence on the first regular payroll date after the end of the sixth month following the Executive’s termination and shall be paid for the remainder of the two (2) year period.

(c)
To the extent eligible at such time or, if the Executive would be eligible with credit for an additional two (2) years of age and service credit, coverage under applicable retiree health and retiree life insurance plans for the Executive and (in the case of retiree health coverage) his dependents.  If the Executive is eligible for retiree life insurance coverage only because of the additional age and service credit, the Executive shall pay the full cost of purchasing the coverage (under the Company’s group insurance policy, or under an individual policy if coverage under the Company’s policy is not available), and the Company shall reimburse the Executive for the cost (before tax) of the coverage.  The Company shall reimburse the cost of coverage for the first six months following the Executive’s termination in a lump sum, without interest, on the first regular payroll date after the end of the six-month period, and the Company shall reimburse the cost monthly thereafter.  If not eligible for continued health coverage under the retiree health plan, Executive and his dependents shall receive COBRA Coverage as described above in Section 6.1.

(d)
To the extent eligible on the date of termination, continued participation, at no additional cost (before tax) to the Executive than the Executive would have as an employee, in the Company’s Survivor Benefit Plan for Textron Key Executives, accidental death and dismemberment insurance coverage, and dependent life insurance coverage until two (2) years after the date of termination; provided, however, that in the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such benefits under such plan shall immediately cease.  The Company shall also reimburse the Executive for the cost (before tax) of purchasing (under the Company’s group insurance policy, or under an individual policy if coverage under the Company’s policy is not available), for the continuation period described in the preceding sentence, the level of Company-paid term life insurance coverage and long-term disability insurance coverage that the Executive received on the date of termination.  The Company shall reimburse the cost of coverage for the first six months following the Executive’s termination in a lump sum, without interest, on the first regular payroll date after the end of the six-month period, and the Company shall reimburse the cost monthly thereafter for the remainder of the continuation period.

(e)
Immediate full vesting of the Stock Options, the Restricted Stock and any outstanding stock options or other equity award that would vest within two (2) years after such termination of employment as if the Executive had continued employment for such two (2) year period.  Payment when it would otherwise be paid in accordance with the 1994 Long-Term Incentive Plan or any successor plan of any amount due with regard to performance share units outstanding on the date of termination.  For purposes of calculating the foregoing amounts, all discretionary performance targets relating to the Executive's individual performance will be deemed to be fully achieved and the actual level of achievement of all financial performance targets will be determined as if the Executive continued to be employed through the end of the applicable measuring period.  In addition, to the extent the Stock Options or any other options are exercisable for less than two and three-quarters (2-3/4) years after the Executive's termination, the Executive also shall receive a cash payment equal to the estimated cash value of such options for the lesser of two and three-quarters (2-3/4) years or the remainder of the respective terms of such options (calculated in accordance with the same Black-Scholes methodology used for the Company's then latest audited financial statements or, if not so used, for internal valuation of the last stock option grants made by the Company prior to the termination).  The Black-Scholes payment shall be made in a lump sum, without interest, on the first regular payroll date after the end of the six-month period following the Executive’s termination.  The terms of the Executive's outstanding options are deemed to be modified to the extent required by this Section 6.3(e).

(f)	Immediate full vesting of the Executive's accounts under the Deferred Income Plan.

(g)	To the extent that with regard to any particular item, the Executive would receive better treatment under the applicable Company plan or program, such better treatment shall apply.

(h)
If the Executive dies after the Executive’s termination of employment and before the end of the six-month period following the Executive’s termination, any payment provided under this Section 6.3 that would have been made (in the case of a lump-sum payment) or that would have commenced (in the case of a periodic payment) on the first regular payroll date after the end of the six-month period shall instead be made or commence on the first regular payroll date following the Executive’s death, provided that the Executive’s beneficiary is otherwise entitled to receive the payment under this Section 6.3.  To the extent that any payment under this Section 6.3 is made “on the first regular payroll date” following a date or event, the regular payroll date shall be determined based on the Company’s payroll cycle applicable to the Executive at the time of his separation from service (within the meaning of Section 409A of the Code), without regard to any change in the payroll cycle that becomes effective after the Executive’s separation from service.

6.4 Termination by the Company for Cause or Termination by the Executive Without Good Reason.  If the Executive is terminated by the Company for Cause or the Executive terminates his employment without Good Reason, the Executive shall be entitled to receive all Accrued Obligations.

6.5 Coordination With Other Plans.  The rules set forth in this Section 6.5 shall apply to all amounts provided under the Agreement.

(a)
To the extent that the Executive’s Base Salary, annual incentive compensation, or other amounts payable under this Agreement are subject to a valid deferral election (or are deferred pursuant to a plan provision) that had become irrevocable at the time of the Executive’s termination of employment, the deferred amounts shall be paid in accordance with the terms of the deferred compensation arrangement.  Any amount payable under this Agreement that would be regarded as a substitute for an amount that was deferred as provided in the preceding sentence (for example, a payment made in lieu of deferred annual incentive compensation) also shall be paid in accordance with the terms of the deferred compensation arrangement.  This Section 6.5(a) is intended, and shall be applied, solely to prevent the Executive’s deferral election or an automatic deferral provision from being revocable to the extent that its revocation would violate Section 409A of the Code.

(b)
The amounts and benefits provided under Sections 6 and 8 hereof are intended to be inclusive and not duplicative of the amounts and benefits due under the Company's employee benefit plans and programs, and this Agreement shall be applied in a manner consistent with that intent.  To the extent that a duplicative benefit is provided under this Agreement and under another employee benefit plan, policy, or program of the Company, the following rules shall apply:

(i)
Any benefit provided under a retirement plan that is tax-qualified under Section 401(a) of the Code shall be paid exclusively as provided under the tax-qualified retirement plan, and the duplicative benefit provided under this Agreement shall be reduced by the value of the tax-qualified retirement benefit.

(ii)
Any benefit provided under a disability pay plan, death benefit plan, bona fide vacation pay plan, or other plan or policy that is excluded from the definition of “nonqualified deferred compensation” under Treasury Regulations § 1.409A-1(a)(5) shall be paid exclusively as provided under the plan or policy, and the duplicative benefit provided under this Agreement shall be reduced by the value of the benefit provided under the plan or policy.

(iii)
To the extent that a provision of this Agreement makes specific reference to another plan or program of the Company and states that the terms of the other plan or program shall govern with respect to the calculation, payment, or timing of payment of a particular benefit, that benefit shall be paid as provided in the other plan or program, as stated in this Agreement.

(iv)
In all other circumstances in which any payment or benefit under this Agreement duplicates a payment or benefit provided under another employee benefit plan, policy, or program of the Company, or to the extent that the payment or benefit under this Agreement is or could be subject to offset by the benefit under another employee benefit plan, policy, or program of the Company, the duplicative benefit shall be paid exclusively as provided in this Agreement, and the duplicative benefit provided under the other employee benefit plan, policy, or program shall be reduced by the value of the benefit provided under this Agreement.

(v)
The benefit coordination provisions in this Section 6.5(b) are intended, and shall be applied, to ensure that the payments made to the Executive are exempt from, or comply with, Section 409A of the Code, and that the coordination of benefits between this Agreement and the other employee benefit plans, policies, or programs in which the Executive participates will not result in any acceleration or re-deferral of deferred compensation that would violate Section 409A of the Code.

6.6 The Executive’s right under this Section 6 to receive any payments in installments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, as provided in Treas.  Reg.  § 1.409A-2(b)(2)(iii).

7. No Mitigation/No Offset/Release

(a)
In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.  The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, or defense.  The preceding sentence shall not limit the Company’s right to enforce the forfeiture provision in Section 9.6(c).

(b)
Any amounts payable and benefits or additional rights provided pursuant to Section 6.2, 6.3 or Section 8.2 beyond Accrued Obligations and amounts or rights due under law, and, in the case of Section 6.3 and Section 8.2 beyond the sum of any amounts due (without execution of a release) under the Company severance program then in effect, or, if greater, three (3) months Base Salary as severance, shall only be payable if the Executive delivers to the Company a release of all claims of the Executive (other than those specifically payable or providable hereunder on or upon the applicable type of termination and any rights to indemnification, contribution, exculpation, advances, or directors and officers liability insurance under the Company's organizational documents, under any plan or agreement, or at law) with regard to the Company, its subsidiaries and related entities and their respective past or present officers, directors and employees, in the form attached to this Agreement as Exhibit B, that has become irrevocable before the date on which such payment or benefit is due to be paid or provided.  To the extent that options and other equity awards are eligible for accelerated vesting pursuant to Section 6.3(g) or Section 8.2(i), the equity award shall not vest pursuant to Section 6.3(g) or Section 8.2(i) until the Executive’s release has become irrevocable.  The Company and the Executive shall execute the release of claims and shall deliver executed copies to one another within forty-five days following the Executive’s separation from service.

(c)
Upon any termination of employment, upon the request of the Company, the Executive shall deliver to the Company a resignation from all offices and directorships and fiduciary positions of the Executive in which the Executive is serving with, or at the request of, the Company or its subsidiaries, affiliates or benefit plans.

8. Change in Control

8.1 Employment Termination in Connection with a Change in Control.

(a) In the event of a Qualifying Termination during the period commencing one-hundred eighty (180) days prior to the effective date of a Change in Control and terminating on the second anniversary of the effective date of a Change in Control (the "Change in Control Protection Period"), then in lieu of the benefits provided to the Executive under Section 6.3 of this Agreement, the Company shall pay the Executive the amounts and provide the benefits described in Section 8.2, below.  For purposes of this Section 8, a Qualifying Termination shall mean any termination of the Executive’s employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason.

(b) If the Change in Control is a “Section 409A Change in Control,” as defined in Section 8.3, and if the Qualifying Termination occurs after the Section 409A Change in Control, all applicable payments shall be made in a lump sum on the first regular payroll date after the end of the six-month period following the Qualifying Termination), except as otherwise provided in Section 8.2(a) through (l), below.

(c) If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination occurs before a Section 409A Change in Control, any payment or benefit that would have been provided under Section 6.3 or under a separate compensation plan in the absence of a Change in Control shall be paid exclusively as provided in Section 6.3 or in the separate compensation plan, without acceleration or other adjustment to reflect the Change in Control.  Any incremental additional payment or benefit that is provided under this Section 8 solely upon an Executive’s Qualifying Termination during the Change in Control Protection Period shall be paid in a lump sum within 30 business days after the effective date of the Change in Control (or, if later, on the first regular payroll date after the end of the six-month period following the Qualifying Termination).

8.2 Payments Upon a Qualifying Termination.  Subject to the provisions of Section 8.1(b) and (c) regarding the time and manner of payment, the payments and benefits payable upon a Qualifying Termination are as follows:

(a)	Any Accrued Obligations.

(b)
A lump-sum cash payment (subject to the distribution rules set forth later in this paragraph) equal to three (3) times the highest rate of the Executive's Base Salary rate in effect at any time up to and including the date of the Executive's termination.  If the Qualifying Termination occurs after a Section 409A Change in Control, the entire amount shall be paid in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s termination.  If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination precedes a Section 409A Change in Control, an amount equal to 2 times the Executive’s Base Salary (reduced by any payments attributable to Base Salary made under Section 6.3(b) before the Change in Control) shall be paid as provided in Section 6.3(b), and any incremental additional amount payable under this Section 8.2(b) solely as a result of the Change in Control shall be paid in a lump sum, without interest, on the later of (i) the first regular payroll date after the end of the sixth month following the Executive’s termination, or (ii) within 30 business days after the effective date of the Change in Control.

(c)
A lump-sum cash payment equal to the Prorated Portion of the greater of: (i) the Executive's target annual incentive compensation award established for the fiscal year during which the Executive's award termination occurs, or (ii) the Executive's earned annual incentive award for the fiscal year prior to the fiscal year in which the earlier of the Change in Control or the Qualifying Termination occurs (whether or not deferred).  The "Prorated Portion" of the foregoing amount shall be determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company, and the denominator of which is three hundred sixty-five (365).

(d)
A lump-sum cash payment (subject to the distribution rules set forth later in this paragraph) equal to three (3) times the greater of: (i) the Executive's highest annual incentive compensation earned over the three (3) fiscal years ending prior to the earlier of the Change in Control or the Qualifying Termination (whether or not deferred); or (ii) the Executive's target incentive compensation established for the fiscal year in which the Executive's date of termination occurs.  If the Qualifying Termination occurs after a Section 409A Change in Control, the entire amount shall be paid in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s termination.  If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination precedes a Section 409A Change in Control, an amount equal to 2 times the bonus amount described in Section 6.3(b)(ii) (reduced by any installment payments attributable to the bonus amount made under Section 6.3(b) before the Change in Control) shall be paid as provided in Section 6.3(b), and any incremental additional amount payable under this Section 8.2(d) solely as a result of the Change in Control shall be paid in a lump sum, without interest, on the later of (i) the first regular payroll date after the end of the sixth month following the Executive’s termination, or (ii) within 30 business days after the effective date of the Change in Control.

(e)
To the extent the Executive is eligible, was eligible prior or after the Change in Control (or, if earlier, the Qualifying Termination) or if the Executive would be eligible with credit for an additional three (3) years of age and service credit, coverage under applicable retiree health and retiree life insurance plans for the Executive and (in the case of retiree health coverage) the Executive’s eligible dependents.  If the Executive is eligible for retiree life insurance coverage only because of the additional age and service credit, the Executive shall pay the full cost of purchasing the coverage (under the Company’s group insurance policy, or under an individual policy if coverage under the Company’s policy is not available), and the Company shall reimburse the Executive for the cost (before tax) of the coverage.  The Company shall reimburse the cost of coverage for the first six months following the Executive’s termination in a lump sum, without interest, on the first regular payroll date after the end of the six-month period, and the Company shall reimburse the cost monthly thereafter.

(f)
To the extent eligible prior or after the Change in Control (or, if earlier, the Qualifying Termination), continued participation, (coordinated with (e) above to the extent duplicative), at no additional cost (before tax) to the Executive than the Executive would have as an employee, in the Company’s Survivor Benefit Plan for Textron Key Executives, accidental death and dismemberment insurance coverage, and dependent life insurance coverage, until three (3) years after the date of termination, provided, however, that in the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan shall immediately cease.  The Company shall also reimburse the Executive for the cost (before tax) of purchasing (under the Company’s group insurance policy, or under an individual policy if coverage under the Company’s policy is not available), for the continuation period described in the preceding sentence, the level of Company-paid term life insurance coverage and long-term disability insurance coverage that the Executive received on the date of termination.  The Company shall reimburse the cost of coverage for the first six months following the Executive’s termination in a lump sum, without interest, on the first regular payroll date after the end of the six-month period, and the Company shall reimburse the cost monthly thereafter for the remainder of the continuation period.

(g)
A lump-sum cash payment (subject to the distribution rules set forth later in this paragraph) of the actuarial present value equivalent (as determined in accordance with the most favorable (to the Executive) overall actuarial assumptions and subsidies in any of the Company's tax-qualified or nonqualified type defined benefit pension plans in which the Executive then participates) of the accrued benefits accrued by the Executive as of the date of termination under the terms of any nonqualified defined benefit type retirement plan, including but not limited to, the Amended and Restated Supplemental Executive Retirement Plan for Textron Inc.  Key Executives and the Spillover Pension Plan and assuming the benefit was fully vested without regard to any minimum age or service requirements.  For this purpose, such benefits shall be calculated under the assumption that the Executive's employment continued following the date of termination for three (3) full years (i.e., three (3) additional years of age (including, but not limited to, for purposes of determining the actuarial present value), compensation and service credits shall be added).  If the Qualifying Termination occurs after a Section 409A Change in Control, the present value of the amount that would have been payable under the nonqualified defined benefit type retirement plans if not Change in Control had occurred shall be paid in a lump sum, without interest, on the date when it would otherwise have been payable under the nonqualified plans if no Change in Control had occurred.  If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination precedes a Section 409A Change in Control, the amount that would have been payable under the nonqualified defined benefit type retirement plans if no Change in Control had occurred (reduced by any payments made under the plans before the Change in Control occurred) shall be paid as provided under the terms of the applicable nonqualified plans.  In either case, any incremental additional amount payable under this Section 8.2(g) solely as a result of the Change in Control shall be paid in a lump sum, without interest, on the later of (i) the first regular payroll date after the end of the sixth month following the Executive’s termination, or (ii) within 30 business days after the effective date of the Change in Control.

(h)
A lump-sum cash payment, on the later of (i) the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination, or (ii) within 30 business days after the effective date of the Change in Control, equal to three (3) times the amount of the maximum Company contribution or match to any defined contribution type plan in which the Executive participates.

(i)
Full vesting and payment of any outstanding performance share units, assuming performance at target levels for the full performance cycle.  Subject to Section 8.1(c), the payment described in the preceding sentence shall be made in a lump sum, without interest, on the later of (i) the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination, or (ii) within 30 business days after the effective date of the Change in Control.  For equity awards other than performance share units, immediate full vesting of any outstanding stock options and other equity awards (and lapse of any forfeiture provisions).  In addition, to the extent any stock options are exercisable for less than three (3) years after the Executive's termination (or, if less, the remainder of the respective terms of such options, including any termination of exercisability of all Company stock options in connection with the Change in Control or a merger related thereto), the Executive also shall receive a cash payment equal to the estimated future value of such options for the lesser of three (3) years or the remainder of the respective terms of such options (calculated in accordance with the same Black-Scholes methodology used for the Company's then latest audited financial statements or, if not so used, for internal valuation of the last stock option grants made by the Company prior to the earlier of the Qualifying Termination or the Change in Control).  If the Qualifying Termination occurs after a Section 409A Change in Control, the entire Black-Scholes payment shall be made in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s termination.  If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination precedes a Section 409A Change in Control, an amount equal to the Black-Scholes payment described in Section 6.3(e) (reduced by any Black-Scholes payment made under Section 6.3(e) before the Change in Control) shall be paid as provided in Section 6.3(e), and any incremental additional amount payable under this Section 8.2(i) solely as a result of the Change in Control shall be paid in a lump sum, without interest, on the later of (i) the first regular payroll date after the end of the sixth month following the Executive’s termination, or (ii) within 30 business days after the effective date of the Change in Control.

(j)
Outplacement services at a level commensurate with the Executive's position, including use of an executive office and secretary, for a period of one (1) year commencing on the date of termination but in no event extending beyond the date on which the Executive commences other full time employment.  The only taxable payments or in-kind benefits provided under this paragraph during the first six months following the Executive’s Qualifying Termination shall be (A) in-kind benefits that the Executive could otherwise deduct as business expenses under Sections 162 or 167 of the Code (disregarding limitations based on adjusted gross income), and (B) reasonable outplacement expenses actually incurred by the Executive and directly related to the Qualifying Termination.  Any taxable outplacement expenses incurred during the first six months following the Executive’s termination that are otherwise payable under this paragraph, but whose payment during the initial six-month period would result in additional tax under Section 409A of the Code, shall be paid by the Executive during the initial six-month period; and the Company shall reimburse the Executive for the payments in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination.

(k)	To the extent that with regard to any particular item, the Executive would receive better treatment under the applicable Company plan or program, such better treatment shall apply.

(l)
If the Executive dies after the Executive’s termination of employment and before the end of the six-month period following the Executive’s termination, any payment provided under Section 8.1 or this Section 8.2 that would have been made (in the case of a lump-sum payment) or that would have commenced (in the case of a periodic payment) on the first regular payroll date after the end of the six-month period shall instead be made or commence on the first regular payroll date following the Executive’s death, provided that the Executive’s beneficiary is otherwise entitled to receive the payment under Section 8.1 or this Section 8.2.  To the extent that any payment under Section 8.1 or this Section 8.2 is made “on the first regular payroll date” following a date or event, the regular payroll date shall be determined based on the Company’s payroll cycle applicable to the Executive at the time of his separation from service (within the meaning of Section 409A of the Code), without regard to any change in the payroll cycle that becomes effective after the Executive’s separation from service.

8.3 Definition of “Change in Control." A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)
Any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, any trustee or other fiduciary holding Company common stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the then outstanding voting stock;

(b)
During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	The approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

A “Section 409A Change in Control” shall be deemed to have occurred as of the first day any one or more of the conditions in paragraphs (a) through (d), above, has been satisfied, if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined in regulations or other guidance under Section 409A of the Code.

8.4 Excise Tax Equalization Payment.  In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit A will apply.

8.5 The Executive’s right under this Section 8 to receive any payments in installments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, as provided in Treas.  Reg.  § 1.409A-2(b)(2)(iii).

9. Noncompetition, Confidentiality and Nondisparagement

9.1 Agreement Not to Compete.

(a)
The Executive agrees that for a period of two (2) years after the termination of the Executive's employment (the "Non-Compete Period"), the Executive will not engage in Competition with the Company with the Listed Companies, including, but not limited to, (i) soliciting customers, business or orders for, or selling any products and services in, Competition with the Company for such Listed Companies or (ii) diverting, enticing, or otherwise taking away customers, business or orders of the Company, or attempting to do so, in either case in Competition with the Company for such Listed Companies.  The Listed Companies are United Technologies Corporation, General Dynamics Corporation, Daniher Corporation, Emerson and Tyco International Ltd.  The Listed Companies may not be amended or added to without the prior written consent of both parties hereto.

(b)
The Executive agrees that the restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Company because of the trade secrets within the Executive's knowledge and are considered by the Executive to be reasonable for such purpose.

9.2 Definitions.

(a)
"Competition" shall mean engaging in, as an employee, director, partner, principal, shareholder, consultant, advisor, independent contractor or similar capacity, with the Listed Companies.  Notwithstanding anything else in this Section 9, Competition shall not include: (i) holding five percent (5%) or less of an interest in the equity or debt of any publicly traded company, (ii) engaging in any activity with the prior written approval of the Chief Executive Officer or the O&C Committee, (iii) the providing of accounting/auditing services in an accounting firm that audits or provides services to Listed Companies, provided that the Executive does not personally represent such Listed Companies, or (iv) the employment by, or provision of services to, an investment banking firm or consulting firm that provides services to Listed Companies, provided that the Executive does not personally represent or provide services to such Listed Companies.

(b)	For purposes of this Section 9, "Company" shall mean the Company and its subsidiaries and affiliates.

9.3 Agreement Not to Engage in Certain Solicitation.  The Executive agrees that the Executive will not, during the Executive's employment with the Company or during the two (2) year period thereafter, directly or indirectly, solicit or induce, or attempt to solicit or induce, any non-clerical employee(s), sales representative(s), agent(s), or consultant(s) of the Company to terminate such person's employment, representation or other association with the Company for the purpose of affiliating with any entity with which the Executive is associated ("Solicitation").

9.4 Confidential Information.

(a)
The Executive specifically acknowledges that any trade secrets or confidential business and technical information of the Company or its vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by the Executive or the Company (collectively, "Confidential Information"), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its vendors, suppliers, or customers and that any retention, use or disclosure of such information by the Executive during the Employment Term (except in the course of performing duties and obligations of employment with the Company) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Company or its vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry, (ii) information deemed in good faith by the Executive, while employed by the Company, desirable to disclose in the course of performing the Executive's duties, (iii) information the disclosure of which the Executive in good faith deems necessary in defense of the Executive's rights provided such disclosure by the Executive is limited to only disclose as necessary for such purpose, or (iv) information disclosed by the Executive to comply with a court, or other lawful compulsory, order compelling him to do so, provided the Executive gives the Company prompt notice of the receipt of such order and the disclosure by the Executive is limited to only disclosure necessary for such purpose.

(b)
The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  If the Executive's duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Executive agrees to be bound by them.

9.5 Scope of Restrictions.  If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9.6 Remedies.

(a)
In the event of a material breach or threatened material breach of Section 9.1(a), Section 9.3, Section 9.4 or Section 9.10, the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 9.  Except as specifically provided with regard to Listed Companies, the Company agrees that it will not assert to enjoin or otherwise limit the Executive's activities based on an argument of inevitable disclosure of confidential information.

(b)
Upon written request of the Executive, the Chief Executive Officer of the Company shall consider, in good faith, and within ten (10) days after receipt of the latter of (i) such written notice and (ii) any information reasonably requested in accordance with the last sentence of this subsection, notify the Executive in writing whether or not the Company will waive the limitation prohibiting the Executive from working for a Listed Company during the Non-Compete Period, provided, however, that if the Company does not reply within ten (10) days, the Company shall be deemed to have waived such limitation.  The Executive shall promptly provide the Company with such information as it may reasonably request to evaluate whether or not it should waive such limitation.

(c)
In the event the Executive breaches Section 9.1(a), the Company may immediately cease payment to the Executive of all future amounts due under Section 6.3(b), as well as otherwise specifically provided in any other plan, grant or program.

9.7 Uniformity.  In no event shall any definitions of Competition or Solicitation (or a similar provision) as it applies to the Executive with regard to any plan of program or grant of the Company be interpreted to be any broader than as set forth in this Section 9.

9.8 Delivery of Documents.  Upon termination of this Agreement or at any other time upon request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.  Notwithstanding the foregoing, the Executive may retain his rolodex and similar phone directories.

9.9 Nondisparagement.

(a)
During the Employment Term and thereafter, the Executive shall not with willful intent to damage economically or as to reputation or vindictively disparage the Company, its subsidiaries or their past or present respective officers, directors or employees (the "Protected Group"), provided that the foregoing shall not apply to (i) actions or statements taken or made by the Executive while employed by the Company in good faith as fulfilling the Executive's duties with the Company or otherwise at the request of the Company, (ii) statements the Executive believes to be truthful that are made in compliance with legal process or governmental inquiry, (iii) as the Executive in good faith deems necessary to rebut any untrue or misleading public statements made about him or any other member of the Protected Group, (iv) statements made in good faith by the Executive to rebut untrue or misleading statements made about him or any other member of the Protected Group by any member of the Protected Group, and (v) normal commercial puffery in a competitive business situation.  No member of the Protected Group shall be a third party beneficiary of this Section 9.9(a).

(b)
During the Employment Term and thereafter, neither the Company officially nor any then member of the Executive Leadership Team (or the equivalent) of the Company, as such term is currently used within the Company, shall with willful intent to damage the Executive economically or as to reputation or otherwise vindictively disparage the Executive, provided the foregoing shall not apply to (i) actions or statements taken or made in good faith within the Company in fulfilling duties with the Company, (ii) truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements, (iii) as in good faith deemed necessary to rebut any untrue or misleading statements by the Executive as to any member of the Protected Group, or (iv) normal commercial puffery in a competitive business situation.

(c)
In the event of a material breach or threatened material breach of clauses (a) or (b) above, the Company or the Executive, as the case may be, in addition to its or the Executive's other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of this Section 9.9.

10. Liability Insurance and Indemnification.

The Company shall cover the Executive under directors and officers liability insurance for bona fide (within the meaning of Treas.  Reg.  § 1.409A-1(b)(10)) claims based on the Executive’s actions or failure to act in his capacity as a director, officer, employee, or fiduciary of the Company in the same amount and to the same extent, if any, as the Company covers its other officers and directors.  The Company shall maintain the coverage both during and, while potential liability exists, after the Employment Term.

11. Assignment

11.1 Assignment by the Company.  This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement.  As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company.  Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.  Except as herein provided, this Agreement may not otherwise be assigned by the Company.

11.2 Assignment by the Executive.  This Agreement is not assignable by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

12. Legal Remedies

12.1 Payment of Legal Fees.  The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this Agreement.  To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred during the Executive’s lifetime or in the five-year period following the Executive’s death in connection with any dispute arising hereunder and/or in connection with any release of claims executed or to be executed in connection herewith; provided, however, the Company shall be reimbursed by the Executive for (i) the fees and expenses advanced in the event the Executive's claim is in a material manner in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable.  Prejudgment interest shall be paid at the rate awarded by the arbitrator or court on any money award or judgment obtained by the Executive or by any person claiming by or through the Executive under this Agreement, payable at the same time as the underlying award or judgment is paid.  The only taxable payments or reimbursements provided under this paragraph during the first six months following the Executive’s Qualifying Termination shall be reimbursements that the Executive could otherwise deduct as business expenses under Sections 162 or 167 of the Code (disregarding limitations based on adjusted gross income).  After the end of the sixth month following the Executive’s Qualifying Termination, taxable reimbursements shall be provided under this paragraph subject to the following requirements: (A) all reimbursements shall be provided pursuant to a written policy that provides an objectively determinable nondiscretionary description of the reimbursements provided; (B) all reimbursements shall be paid no later than the end of the calendar year following the year in which the expense was incurred; (C) no reimbursement shall be subject to liquidation or exchange for another benefit; and (D) the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year.  Any taxable expenses incurred during the first six months following the Executive’s termination that are otherwise payable or reimbursable under this paragraph, but whose payment during the initial six-month period would result in additional tax under Section 409A of the Code, shall be paid or reimbursed in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination.

12.2 Arbitration.  All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 9 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect.  The determination of the majority of the arbitrators shall be final and binding on the parties.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  All expenses of such arbitration, including the fees and expenses of the counsel of the Executive, shall be borne by the Company and the Executive shall be entitled to reimbursement of his expenses as provided in Section 12.1 hereof.

12.3 Notice.  Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if delivered personally, sent by telecopier, sent by an overnight service or sent by registered or certified mail.  Notice to the Executive not delivered personally (or by telecopy where the Executive is known to be) shall be sent to the last address on the books of the Company, and notice to the Company not delivered personally (or by telecopy to the known personal telecopy of the person it is being sent to) shall be sent to it at its principal office.  All notices to the Company shall be delivered to the Chief Executive Officer with a copy to the senior legal officer.  Delivery shall be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient.

12.4 Continued Payments.  In the event after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, the Executive shall continue to be treated economically and benefit wise in the manner asserted by him in the arbitration effective as of the date of the filing of the arbitration, subject to the Executive promptly refunding any amounts paid to him, paying the cost of any benefits provided to him and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by him during the pendency of the arbitration which he is ultimately held not to be entitled to; provided the arbitrators may terminate such payments and benefits in the event that they determine at any point that the Executive is intentionally delaying conclusion of the arbitration.

13. Miscellaneous.

13.1 Entire Agreement.  This Agreement, except to the extent specifically provided otherwise herein, supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect to the subject matter hereof.  To the extent any severance plan or program of the Company that would apply to the Executive is more generous to the Executive than the provisions hereof, the Executive shall be entitled to any additional payments or benefits which are not duplicative.

13.2 Modification.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

13.3 Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.4 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13.5 Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.6 Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement.  Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee.  The Executive may make or change such designation at any time.

13.7 Representation.  The Executive represents that the Executive's employment by the Company and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party.  The Executive shall not disclose to the Company, and the Company shall not request that the Executive disclose, any trade secrets or confidential or proprietary information of any other party.

13.8 Construction.  No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision.  The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "including but not limited to" or "including without limitation," (e) references to "hereunder," "herein" or "hereof" relate to this Agreement as a whole, and (f) the terms "dollars" and "$" refer to United States dollars.  Section, subsection, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified.  Any reference herein to any agreement, including this Agreement, shall be deemed to include such agreement as it may be modified, varied, amended or supplemented from time to time.  Any reference herein to any statute, rule or regulation shall be deemed to include such statute, rule or regulation as it may be modified, varied, amended or supplemented from time to time.  Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

13.9 Section 409A.

(a)
Although the payments and benefits provided under the Agreement are intended to be exempt from, or to comply with, Section 409A of the Code, the Company shall not be liable for any additional tax, interest, or penalty the Executive incurs as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A, except as provided in subsection (c), below.  The Company will promptly make any change in the Agreement that the Executive reasonably requests to ensure that the Agreement will comply with Section 409A, provided that the requested change does not alter any substantive provision of the Agreement in a manner that the Company, in its sole discretion, reasonably regards as being contrary to the Company’s interest.

(b)
The Company will consider in good faith any change in the Agreement that the Executive reasonably requests to ensure that the Agreement will comply with Section 409A.  If the Company is not willing to accept the proposed change as written, the Company will promptly communicate to the Executive the reasons for the Company’s refusal and any revisions that would make the proposed change acceptable to the Company.

(c)
The Company shall indemnify the Executive, as provided in this subsection (c), if a violation of Section 409A occurs as a result of (1) the Company’s clerical error, (2) the Company’s failure to administer this Agreement or any benefit plan or program in accordance with its written terms, or (3) a provision of any benefit plan or program of the Company (other than this Agreement) that fails to comply with Section 409A (each event described in clauses (1) through (3) is referred to as an “Indemnified Section 409A Violation”), and the Executive incurs additional tax under Section 409A as a result of the Indemnified Section 409A Violation.  The Company shall reimburse the Executive for (i) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Executive incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (ii) any interest or penalty that is assessed with respect to the Executive’s failure to make a timely payment of the 20% additional income tax described in clause (i), provided that the Executive pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (i) and clause (ii) are referred to collectively as the “Section 409A Tax”).  The Company shall make a payment (the “Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Gross-Up Payment, shall be equal to the Section 409A Tax.  The Company and the Executive shall calculate, adjust (if necessary), and pay or repay the Gross-Up Payment in accordance with the procedures specified in subsections (c) through (g) of Exhibit A (but substituting “Section 409A Tax” for “Excise Tax” wherever the latter term appears in Exhibit A).

14. Governing Law.  The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.

/s/Theodore R. French_____________
Theodore R. French

TEXTRON INC.

By: /s/Lewis B. Campbell__________
Name: Lewis B. Campbell
Title: Chairman, President and CEO

EXHIBIT A

PARACHUTE GROSS UP

(a)
In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below: (i) an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S.  federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S.  federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.  Notwithstanding the foregoing, if the then present aggregate value of the Company Payments (calculated in accordance with the principles of Section 280G of the Code and the regulations promulgated thereunder) does not exceed 110% of the “Safe Harbor Amount” (which shall be 2.99 times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code), then the Company shall not pay the Executive a Gross-up Payment, and the Company Payments (whether due pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) shall be reduced so that the then present aggregate value of the Company Payments equals the Safe Harbor Amount.  The reduction of the Company Payments, if applicable, shall be effected in the following order (unless the Executive elects another method of reduction by written notice to the Company prior to the Change in Control): (i) any cash severance benefits based on a multiple of Base Salary or annual incentive compensation; (ii) any other cash amounts payable to the Executive; (iii) any benefits valued as parachute payments; (iv) acceleration of vesting of any stock option for which the exercise price exceeds the then fair market value of the underlying stock; and (v) acceleration of vesting of any equity award not covered by subsection (iv).

(b)
For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)
For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S.  federal income taxes at the highest marginal rate of U.S.  federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S.  federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.  In the event that the Excise Tax is subsequently determined by the Accountants (or by the Internal Revenue Service or other taxing authority) to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S.  federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S.  federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S.  federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion.  The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.  In the event that the Excise Tax is later determined by the Accountants (or the Internal Revenue Service or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)
The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Company shall promptly notify the Executive of the excess payment, and the Executive shall repay the excess amount to the Company within fifteen days after the Executive receives the notice (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)
In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues.  In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of any such issues, but if the parties cannot agree the Executive shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

(f)	The Company shall be responsible for all charges of the Accountants.

(g)
The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

EXHIBIT B

Form of Release

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE OF CLAIMS FOR UP TO TWENTY-ONE (21) DAYS FROM YOUR NOTICE OF TERMINATION.  IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THIS GENERAL RELEASE OF CLAIMS WITHIN SEVEN (7) DAYS AFTER SIGNING IT.  IF YOU REVOKE THE RELEASE WITHIN THIS PERIOD, YOUR REVOCATION MUST BE IMMEDIATELY SUBMITTED IN WRITING AS DESCRIBED IN THE RELEASE.  YOU MIGHT WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

TEXTRON, INC.

GENERAL RELEASE OF CLAIMS

My Employment Agreement with Textron Inc.  (“Textron”) states that I will receive certain payments and benefits in the event of the termination of my employment only if I execute a general release of claims and I do not revoke the general release during the applicable revocation period.  In consideration of the payments and benefits that I will receive under my Employment Agreement, on behalf of myself and on behalf of any person acting by, through, or under me (collectively, the “Executive Releasors”), I hereby release, waive, and forever discharge Textron, Inc.; its current and former subsidiaries and related entities; its and their respective past or present officers and directors; its and their employees, fiduciaries, agents, and insurers (but only in their capacity as employees, fiduciaries, agents, or insurers of Textron and its current and former subsidiaries and related entities); and the successors and assigns of each of them (collectively, the “Textron Releasees”) from any and all liability, charges, causes of action, demands, damages, or claims for relief of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Textron and/or the termination of my employment from the beginning of the world through the effective date of this Release.  The claims waived by me under this General Release of Claims (the “Release”) include, but are not limited to, all matters in law, in equity, in contract, in tort, or pursuant to statute, including any claim for discrimination in employment on the basis of age, race, sex, national origin, disability, religion, or any other type of discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state or local law or ordinance, to the fullest extent permitted under law.

This Release does not apply to any claims or rights that may arise after the date I signed this Release.  I understand that Textron is not admitting to any violation of my rights or any duty or obligation owed to me.

Exclusions

Excluded from this Release are my claims that, by law, cannot be waived, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies including, but not limited to, the United States Equal Employment Opportunity Commission, (2) any rights or claims to benefits accrued under benefit plans maintained by Textron under the Employee Retirement Income Security Act, and (3) any claims that cannot be waived under the Fair Labor Standards Act or the Family and Medical Leave Act.  Also excluded from this Release are my claims for payments, benefits, indemnity, contribution, exculpation, advances, and insurance that are expressly excluded from the requirement that I execute a Release by specific reference in my Employment Agreement with Textron.  Further, nothing set forth herein shall serve to release or waive Textron’s obligations pursuant to and in accordance with the terms of Sections 6, 7(a), 8, 9.9(b), 9.9(c), 10, 11.1, 12, 13.6, and 13.9 of my Employment Agreement with Textron, each of which shall survive the execution of this Release, or serve to release or waive my right to enforce the terms of this Release.

Acknowledgements

I acknowledge and agree to the following:

1.	The benefits I am receiving under the Employment Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release;

2.	Textron advised me in writing to consult with an attorney prior to signing this Release;

3.	I was given a period of at least twenty-one (21) days within which to consider this Release; and

4.	Textron has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days after my signing this Release.

Representations and Warranties

I warrant and represent that my decision to sign this Release was entirely voluntary on my part.  My decision was not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Employment Agreement, and my decision did not result from any threats or other coercive activities to induce my agreement to this Release.

In addition, I warrant and represent that neither I nor any other Executive Releasor will sue Textron or any other Textron Releasee in any forum for any claim covered by this Release, except that I may bring a claim under ADEA to challenge this Release.

I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

Textron further warrants and represents that it has obtained or will obtain any approvals that are necessary for Textron to enter into and abide by the terms of this Release.

Revocation

If I decide to exercise my right to revoke this Release within seven (7) days after my agreement to this Release, I warrant and represent that I will notify Textron in writing, in accordance with the notice provisions of my Employment Agreement, of my intent to revoke this Release, and that I will simultaneously return in full any consideration received from Textron that was subject to the condition that I execute a general release of claims.

Entire Agreement

This Release, except to the extent specifically provided otherwise herein, supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect to the subject matter hereof.

Modification

This Release shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

Successors and Assigns

This Release shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns; provided, however, that neither this Release nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and no assignment of any right, interest or obligation shall release any such assigning party therefrom unless the other party shall have consented to such release in writing specifically referring to the right, interest or obligation from which such assigning party is to be released.  Any purported assignment in violation of this paragraph shall be void and of no force or effect.  This paragraph shall not prevent any successor to a Textron Releasee from receiving the benefit of (and being bound by) the Release automatically, without the need for prior written consent by the Executive Releasors.

Governing Law

The provisions of this Release shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

Counterparts

This Release may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Executive and Textron have executed this Release as of the day and year first above written.

____________________________
[EXECUTIVE]

TEXTRON INC.

By: ___________________________
Name:
Title: